As filed with the Securities and Exchange Commission on November 4, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINN-DIXIE STORES, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0514290
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5050 Edgewood Court, Jacksonville, Florida	32254-3699
(Address of principal executive offices)	(Zip Code)

Winn-Dixie Stores, Inc. Fiscal 2010 Equity Incentive Plan

(Full Title of the Plan)

Larry B. Appel	Copies of all communications to:
Senior Vice President, Human Resources & Legal,	Jeffrey M. Stein, Esq.
General Counsel	King & Spalding LLP
Winn-Dixie Stores, Inc.	1180 Peachtree Street
5050 Edgewood Court,	Atlanta, Georgia 30309
Jacksonville, Florida, 32254-3699	(404) 572-4729
(Name, address of agent for service)

(904) 783-5000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	6,100,000 shares	$ 11.395	$69,509,500	$3,878.63

(1)	Covers the issuance of 6,100,000 shares of common stock of Winn-Dixie Stores, Inc., par value $0.001 per share, pursuant to the Winn-Dixie Stores, Inc. Fiscal 2010 Equity Incentive Plan. If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this registration statement changes, the provisions of Rule 416 under the Securities Act of 1933 shall apply to this registration statement, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.
(2)	Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sales prices of the common stock on The NASDAQ Global Select Market on October 28, 2009.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Winn-Dixie Stores, Inc., a Florida corporation (the “Registrant”), to register 6,100,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) issuable pursuant to the Winn-Dixie Stores, Inc. Fiscal 2010 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information required in Part I of this registration statement will be provided to each participant in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof:

(a)	the Annual Report on Form 10-K for the fiscal year ended June 24, 2009;

(b)	the Quarterly Report on Form 10-Q for the quarterly period ended September 16, 2009;

(c)	the Current Report on Form 8-K filed with the Commission on November 4, 2009; and

(d)	the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A dated November 21, 2006, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is only furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

The Registrant will provide, without charge, to each person to whom a copy of this registration statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Winn-Dixie Stores, Inc., Shareholder Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock to be registered in connection with this registration statement will be passed upon by Larry B. Appel, Senior Vice President, Human Resources & Legal, General Counsel of the Registrant. Mr. Appel is paid a salary and bonus by the Registrant, is eligible to participate in the Plan, participates in certain other of the Registrant’s employee benefit plans and beneficially owns shares of Common Stock and other equity incentive awards granted under the Registrant’s equity incentive plans.

Item 6.	Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) authorizes a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings brought by or in the right of the corporation, Section 607.0850 of the FBCA authorizes a Florida corporation to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made thereunder in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850 of the FBCA provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding to which he or she is a party by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection with the proceeding.

Section 607.0831 of the FBCA authorizes a corporation to limit or eliminate its directors’ personal liability to the corporation or any other person for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:

(a)	The director breached or failed to perform his or her duties as a director; and

(b)	The director’s breach of, or failure to perform, those duties constitutes:

(1)	A violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

(2)	A transaction from which the director derived an improper personal benefit, either directly or indirectly;

(3)	A circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to unlawful distributions, are applicable;

(4)	In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

(5)	In a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission, which was committed in bad faith or with malicious purpose, or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Our Articles of Incorporation and By-Laws require us to indemnify our directors, officers and key employees to the fullest extent permitted by Florida law, except that they do not require us to indemnify any person for claims arising before February 21, 2005 or for claims resulting from gross negligence, willful misconduct, breach of fiduciary duty or intentional tort arising after February 21, 2005 but before November 9, 2006. We are only required to indemnify our directors, officers or key employees (as such key employees are designated by the Chief Executive Officer and the Board of Directors) who serve in such capacity on or after February 21, 2005.

Our Articles of Incorporation and By-Laws authorize us to make any other or further indemnification or advancement of expenses of any of our directors, officers or key employees under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer or key employee if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a)	A violation of the criminal law, unless the director, officer or key employee had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b)	A transaction from which the director, officer or key employee derived an improper personal benefit;

(c)	In the case of a director, a circumstance under which the liability provisions of Section 607.0834, relating to unlawful distributions, of the FBCA, are applicable; or

(d)	Willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our Articles of Incorporation and By-Laws eliminate our directors’ and officers’ personal liability for claims for monetary damages, arising as of or after November 21, 2006, to us or to any other person resulting from a breach of fiduciary duty. If the FBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended.

We have also entered into indemnification agreements with certain directors and officers providing liability coverage consistent with Florida law, our Articles of Incorporation and our By-Laws.

We maintain (i) director and officer liability insurance that provides for indemnification of our directors and officers and directors and officers of our wholly-owned subsidiaries, and (ii) company reimbursement insurance that provides for indemnification of us and our wholly-owned subsidiaries in those instances where we and/or our wholly-owned subsidiaries indemnified our directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a list of exhibits that are filed or incorporated by reference as part of this registration statement.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to Form 8-A/A filed on November 21, 2006 and incorporated by reference herein).

4.2	Amended and Restated By-Laws (filed as Exhibit 3.1 to Form 8-K filed on November 12, 2008 and incorporated by reference herein).

4.3	Winn-Dixie Stores, Inc. Fiscal 2010 Equity Incentive Plan (filed as Appendix A to Proxy Statement filed on September 21, 2009 and incorporated by reference herein).

5.1	Opinion of Larry B. Appel, Senior Vice President, Human Resources & Legal, General Counsel of the Registrant, regarding the legality of the securities being registered.*

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Larry B. Appel, Senior Vice President, Human Resources & Legal, General Counsel of the Registrant (included in opinion filed as Exhibit 5.1 hereto).*

24.1	Power of Attorney of certain officers and directors of Winn-Dixie Stores, Inc. (included on signature page).*

*	Filed herewith.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 4th day of November, 2009.

Winn-Dixie Stores, Inc.
(Registrant)

By:	/S/ PETER L. LYNCH
Peter L. Lynch
Chief Executive Officer

The undersigned do each hereby constitute and appoint Larry B. Appel, Peter L. Lynch and Bennett L. Nussbaum, and each of them, to act as attorneys-in-fact for and in the respective names, places and stead of the undersigned, to execute, seal, sign and file with the Securities and Exchange Commission a registration statement of Winn-Dixie Stores, Inc. on Form S-8 and any and all amendments thereto, hereby granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite, necessary, or proper to be done in and about the premises, as fully to all intents and purposes as the undersigned, or any of them, might or could do if personally present, hereby ratifying and approving the acts of said attorneys-in-fact.

/S/ PETER L. LYNCH Peter L. Lynch	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 4, 2009

/S/ BENNETT L. NUSSBAUM Bennett L. Nussbaum	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 4, 2009

/S/ D. MICHAEL BYRUM D. Michael Byrum	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	November 4, 2009

/S/ EVELYN V. FOLLIT	Director	November 4, 2009
Evelyn V. Follit

/S/ CHARLES P. GARCIA	Director	November 4, 2009
Charles P. Garcia

/S/ JEFFREY C. GIRARD	Director	November 4, 2009
Jeffrey C. Girard

/S/ YVONNE R. JACKSON	Director	November 4, 2009
Yvonne R. Jackson

/S/ GREGORY P. JOSEFOWICZ	Director	November 4, 2009
Gregory P. Josefowicz

/S/ JAMES P. OLSON	Director	November 4, 2009
James P. Olson

/S/ TERRY PEETS	Director	November 4, 2009
Terry Peets

/S/ RICHARD E. RIVERA	Director	November 4, 2009
Richard E. Rivera